UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 29, 2004

INDEPENDENCE HOLDING COMPANY

(Exact name of registrant as specified in its charter)
Delaware	010306	58-1407235
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

96 Cummings Point Road, Stamford, Connecticut		06902
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (203) 358-8000

Item 12. Results of Operations and Financial Condition.

On July 29, 2004, Independence Holding Company issued a press release announcing record 2004 second quarter and six months operating results, a copy of which is attached as Exhibit 99.1.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INDEPENDENCE HOLDING COMPANY
/s/ Teresa A. Herbert Teresa A. Herbert Vice President and Chief Financial Officer	Date:	July 29, 2004

Exhibit 99.1

INDEPENDENCE HOLDING COMPANY                                                                                                                                       CONTACT: TERESA A. HERBERT

96 CUMMINGS POINT ROAD                                                                                                                                                                                             (203) 358-8000

STAMFORD, CONNECTICUT 06902                                                                                                                                                      www.Independenceholding.com

NYSE - IHC

NEWS RELEASE

INDEPENDENCE HOLDING COMPANY ANNOUNCES RECORD

2004 SECOND QUARTER AND SIX MONTHS OPERATING RESULTS

Stamford, Connecticut, July 29, 2004. Independence Holding Company (NYSE: IHC) today reported record 2004 second quarter and six months operating results.

Financial Results

Net income increased 12% to $5,550,000, or $.39 per share, diluted, for the second quarter of 2004 from $4,958,000 or $.35 per share, diluted, for the second quarter of 2003. Net income from operations (excluding net securities gains) increased 12% in the second quarter of 2004 to $5,277,000, or $.37 per share, diluted, compared to $4,731,000, or $.33 per share, diluted, for the second quarter of 2003. Revenues increased 21% to $58,113,000 from $48,086,000.

Net income increased 18% to $11,050,000, or $.77 per share, diluted, for the six months ended 2004 from $9,395,000, or $.66 per share, diluted, for the six months ended 2003. Net income from operations (excluding net securities gains) increased 14% in the six months ended 2004 to $10,188,000, or $.71 per share, diluted, compared to $8,947,000, or $.63 per share, diluted, for the six months ended 2003. Revenues increased 22% to $110,545,000 from $90,576,000.

Chief Executive Officer's Comments

Roy T.K. Thung, Chief Executive Officer, commented, "We are pleased that during the second quarter we:

    acquired (together with American Independence Corp. (NASDAQ: AMIC)) a 75% interest in Majestic Underwriters LLC;

    acquired a $25 million annuity block;

    listed on the New York Stock Exchange;

    paid an 80% stock dividend;

    increased our annual cash dividend by 80%; and

    reported record operating results for the period.

IHC's 40% interest in the common stock of AMIC is burdened twice by income tax provisions: (i) by a non-cash provision for taxes recorded by AMIC on its income statement even though AMIC does not pay Federal income taxes, except for alternative minimum taxes, due to net operating loss carryforwards; and (ii) by an additional deferred tax provision at the IHC level which is not payable unless IHC were to sell its interest in AMIC or receive taxable dividends from AMIC. This burden amounted to $1,037,000 for the first six months of 2004 and $374,000 for the first six months of 2003."

Stockholders' Equity/Book Value

IHC's book value per share remained constant at $12.15 per share at June 30, 2004 and December 31, 2003. IHC marks-to-market all of its fixed income securities; as a result, interest rate changes impact, positively and negatively, stated stockholders' equity. As of June 30, 2004, there were 14,061,310 common shares outstanding, net of treasury shares; subsequently, IHC's shareholders consented to an increase in its authorized common stock from 15,000,000 to 20,000,000 shares.

IHC is a holding company principally engaged in the life and health insurance business and the acquisition of blocks of policies through its subsidiaries, Standard Security Life Insurance Company of New York and Madison National Life Insurance Company, Inc. and its affiliate, American Independence Corp. Standard Life markets medical stop-loss, long-term and short-term disability, group life and managed health care products. Madison Life sells group life and disability, employer medical stop-loss, credit life and disability and individual life insurance. AMIC is a holding company principally engaged in the insurance and reinsurance business through Independence American Insurance Company and its employer medical stop-loss and managed care managing general underwriters.

Some of the statements included herein may be considered to be forward looking statements which are subject to certain risks and uncertainties. Factors which could cause the actual results to differ materially from those suggested by such statements are described from time to time in IHC's filings with the Securities and Exchange Commission.

INDEPENDENCE HOLDING COMPANY

SECOND QUARTER REPORT

JUNE 30, 2004

(In Thousands Except Per Share Data)
	Three Months		Six Months
	Ended		Ended
	June 30,		June 30,
	2004	2003	2004	2003

Revenues	$58,113	$48,086	$110,545	$90,576

Net Income:
Net income from operations (excluding net
securities gains)	$5,277	$4,731	$10,188	$8,947
Net securities gains	273	227	862	448

Net income	$5,550	$4,958	$11,050	$9,395

Basic Income Per Common Share:
Net income from operations	$.38	$.34	$.73	$.64
Net securities gains	.02	.02	.06	.03

Net income	$.40	$.36	$.79	$.67

Weighted average basic common shares	13,997	13,963	13,962	14,017

Diluted Income Per Common Share:
Net income from operations	$.37	$.33	$.71	$.63
Net securities gains	.02	.02	.06	.03

Net income	$.39	$.35	$.77	$.66

Weighted average diluted common shares	14,340	14,222	14,281	14,267

NOTES:

Net income from operations consists of net income excluding after-tax securities gains and losses, as fluctuations in such items reflect changes in interest rates and the timing of security sales and therefore are not always reflective of the Company's core insurance operations.

As of June 30, 2004, there were 14,061,310 common shares outstanding, net of treasury shares.

All share and per share numbers have been adjusted to reflect the 80% stock dividend declared on June 9, 2004.